Exhibit 11(c)

200 Clarendon Street 27th Floor Boston, MA 02116-5021 +1 617 728 7100 Main +1 617 426 6567 Fax www.dechert.com
January 24, 2011
Board of Trustees
Janus Investment Fund
151 Detroit Street
Denver, Colorado 80206

Re:	Janus Investment Fund on behalf of its Janus Growth and Income Fund series
Dear Ladies and Gentlemen:
We have acted as special counsel to Janus Investment Fund, a Massachusetts business trust (the “Trust”), and we have a general familiarity with the Trust’s business operations, practices and procedures. You have asked for our opinion regarding the issuance of shares of beneficial interest by the Trust in connection with the acquisition by Janus Growth and Income Fund, a series of the Trust, of the assets of Janus Research Core Fund, a series of the Trust, which shares have been registered on a Form N-14 Registration Statement (the “Registration Statement”) filed by the Trust with the U.S. Securities and Exchange Commission on November 16, 2010.
We have examined originals or certified copies, or copies otherwise identified to our satisfaction as being true copies, of various corporate records of the Trust and such other instruments, documents and records of the Trust as we have deemed necessary in order to render this opinion. We have assumed the genuineness of all signatures, the authenticity of all documents examined by us and the correctness of all statements of facts contained in those documents.
On the basis of, and subject to, the foregoing, it is our opinion that the shares of beneficial interest of the Trust registered under the Securities Act of 1933, as amended, in the Registration Statement, when issued in accordance with the terms described in the Registration Statement and the Agreement and Plan of Reorganization included therein, will be duly and validly issued and outstanding, fully paid and non-assessable by the Trust.
We hereby consent to use of this opinion as an exhibit to the Registration Statement and to all references to our firm therein.
Very Truly Yours,
/s/ Dechert LLP
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